Exhibit 99.1

Contact:
David Nagler
Vice President Corporate Affairs
ARYx Therapeutics, Inc.
(510) 585-2200 x. 211
dnagler@aryx.com

ARYx Therapeutics, Inc. Announces Successful Results of

Chronic Constipation Clinical Trial on ATI-7505 –

Statistical Significance Demonstrated at the Primary Endpoint

FREMONT, California, August 22, 2008 – ARYx Therapeutics, Inc., (NASDAQ:ARYX), a biopharmaceutical company, today announced the results of a Phase 2b clinical trial testing the safety and efficacy of its prokinetic agent, ATI-7505, in patients with chronic idiopathic constipation. The clinical trial, conducted by Procter and Gamble Pharmaceuticals (P&G), was designed to enroll 400 patients evaluating four doses of the agent compared to placebo. As announced last month, the study was terminated early after only 214 patients had been enrolled, as a result of the termination of the collaboration between ARYx and P&G.

“In spite of the early termination of the study, ATI-7505 achieved statistical significance at the study’s primary endpoint in the 80 mg twice daily dose. In addition, all doses tested demonstrated a clinically meaningful increase in spontaneous bowel movements over baseline compared to placebo after one week of treatment,” said Dr. Paul Goddard, Chief Executive Officer and Chairman of ARYx. “From a tolerability perspective, ATI-7505 improved patients’ ability to experience spontaneous bowel movements with virtually no reports of diarrhea or nausea from the patients in this trial.”

The clinical trial was a Phase 2b, randomized, placebo-controlled study of ATI-7505 in patients with chronic idiopathic constipation conducted at 42 trial sites in 5 countries. Patients were treated for 4 weeks and the primary efficacy endpoint was the improvement in the total number of spontaneous bowel movements (SBM) during the first 7 days after randomization compared to placebo. Patients were randomized to either placebo or doses of ATI-7505 of 20 mg twice a day (bid), 40 mg bid, 80 mg bid, or 120 mg bid. Randomization was balanced amongst all treatment arms. SBM was defined as a bowel movement occurring without the need for a laxative or enema within the preceding 24 hours. Safety assessments were conducted on every patient enrolled.

Utilizing the original statistical analysis plan for the full study, statistical significance (p=0.0031) was achieved at the 80 mg bid dose with an increase of a mean of 3.32 SBMs in the first week compared to baseline. In the placebo group, this increase was only 0.31

ARYx Therapeutics, Inc.

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SBMs. A preliminary analysis of the overall responder rate indicates ATI-7505 maintained its positive effect over the full 4-week treatment period. In addition, time-to-first SBM using a Kaplan-Meier analysis suggests that many patients on ATI-7505, unlike placebo, have their first SBM following the first dose of the drug and this effect was observed at all doses tested. The 80 mg bid dose was very well tolerated and there were no reports of diarrhea, nausea or vomiting.

“As gratifying as these results are, particularly when coupled to the recently announced results of the Thorough QT study conducted on ATI-7505, ARYx remains committed to focusing our primary efforts on producing the clinical trial results necessary to partner our other two Phase 2 clinical candidates, our oral anticoagulant agent ATI-5923 and our oral anti-arrhythmic agent ATI-2042,” continued Dr. Goddard. “While we will seek a new development partner for ATI-7505, our partnering efforts will remain focused on maximizing the value of ATI-5923 and ATI-2042. In the meantime, we will continue to analyze the results of this chronic constipation study so they may be presented to potential partners along with the rest of the substantial data supporting ATI-7505.”

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design™ technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has four products in clinical trials: an oral anticoagulant agent for patients at risk for the formation of dangerous blood clots, ATI-5923; an oral anti-arrhythmic agent for the treatment of atrial fibrillation, ATI-2042; a prokinetic agent for the treatment of various gastrointestinal disorders, ATI-7505; and, an agent for the treatment of schizophrenia and other psychiatric disorders, ATI-9242. Please visit our web site at http://www.aryx.com for additional information.

About ATI-7505

ATI-7505 is our product designed to normalize upper and lower gastrointestinal motility to treat various GI disorders.  A potent agonist of 5-HT4 receptors which exist throughout the GI tract regulating gastric emptying and the motility of food through the intestines, ATI-7505 is engineered to maintain the efficacy of cisapride, a drug that reached peak sales of $1.0 billion a year prior to being withdrawn from the market in 2000 due to life-threatening cardiac toxicities. However, unlike cisapride, ATI-7505 is not dependent upon a rate-limiting cytochrome P450 enzyme in the liver for metabolism and therefore is designed to avoid the build-up of drug levels associated with cisapride’s toxicities. In addition, ATI-7505 is more selective than cisapride having minimal activity on the hERG channel in the heart and virtually no activity at the 5-HT3 or other serotonergic receptors. To date, nearly 900 subjects treated with ATI-7505 have been intensely monitored for cardiac conduction effects and no clinically relevant cardiac QT prolongation has been seen.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the results from the Phase 2b clinical trial of ATI-7505 as well as the potential safety and efficacy and further development of ATI-7505, the likelihood and timing of entering into a potential collaboration arrangement involving ATI-7505 on acceptable terms or at all, the timing and availability of our clinical results, the initiation of new clinical trials, the ability of a product candidate to be more predictable than currently available therapies regarding dosing and response to treatment, and the ability of a product candidate to avoid the dangers existing in currently available therapies. Words such as “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the company’s current expectations. Forward-looking statements involve risks and uncertainties. The company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that our product candidates may not demonstrate safety and efficacy or lead to regulatory approval, the risk that we may be unable to raise additional capital when needed which would force us to delay, reduce or eliminate product development programs, the risk that any failure or delay in commencing or completing clinical trials for our product candidates could severely harm our business, and the risk that third party manufacturers could delay or prevent the clinical development of our product candidates, the risk that potential collaborative arrangements will likely place the development of our product candidates outside of our control and the risk that we may have to alter our development and commercialization plans if collaborative relationships are not established for ATI-5923, ATI-2042 and ATI-7505. These and other risk factors are discussed under “Risk Factors” and elsewhere in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. ARYx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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